EXHIBIT 99.3

CERTIFICATION OF APPROVAL FOR ESTABLISHMENT OF ENTERPRISES WITH FOREIGN INVESTMENT IN THE PEOPLES REPUBLIC OF CHINA

中华人民共和国外商投资企业

批准证书

CERTIFICATE OF APPROVAL

FOR ESTABLISHMENT OF ENTERPRISES WITH FOREIGN INVESTMENT IN THE PEOPLE'S REPUBLIC OF CHINA

电脑编号 4500000025

批准号 APPROVAL NUMBER 外经贸 桂合作 字[2000] 0043 号

进出口企业代码 CODE FOR IMPORT AND EXPORT ENTERPRISE 4500715180770

批准日期 DATE OF APPROVAL 二000 年 YEAR / 月 MONTH / 日 DAY

发证日期 DATE OF ISSUE 二00二 年 十 月 七 日 YEAR / MONTH / DAY

广西壮族自治区人民政府

企业名称 NAME OF ENTERPRISE	中文 CHINESE	广西广河金属有限公司
	英文 ENGLISH	GUANGXI GUANGHE METALS CO., LTD.
企业地址 ADDRESS	广西河池市新建路386号	
企业类型 TYPE OF BUSINESS	中外合作企业	经营年限 DURATION OF OPERATION: 叁拾年
投资总额 TOTAL INVESTMENT	贰仟伍佰万美元	
注册资本 REGISTERED CAPITAL	壹仟万美元	
经营范围 BUSINESS SCOPE	矿产品及其副产品采、选、冶及经营；生产销售金属及非金属材料、原煤、焦炭。	

投资者名称（中、英文） NAME OF INVESTORS (IN CHINESE AND ENGLISH)	注册地 PLACE OF REGISTRATION	出资额 CAPITAL CONTRIBUTION
广西河池地区矿业有限责任公司	中国	80万美元
巴尔干(BVI)国际公司 Biogan (BVI) International Inc.	维尔京群岛	920 万美元